ROW ASSET MANAGEMENT, LLC

CODE OF ETHICS: PERSONAL TRADING & INSIDER TRADING

April 2015

TABLE OF CONTENTS

I.	PERSONAL TRADING BY ROW AND ITS PERSONNEL		2
	A.	INTRODUCTION	2
	B.	APPLICABILITY OF CODE OF ETHICS	2
	C.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES	4
	D.	REPORTING REQUIREMENTS	5
	E.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS	7
	F.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/ INVESTMENT RECOMMENDATIONS	8
	G.	OVERSIGHT OF CODE OF ETHICS	8
	H.	COMPLIANCE WITH FEDERAL SECURITIES LAW	9
	I.	CONFIDENTIALITY	9
II.		INSIDER TRADING POLICIES & PROCEDURES	10
	A.	INTRODUCTION	10
	B.	POLICY STATEMENT ON INSIDER TRADING	10
	C.	PROCEDURES TO IMPLEMENT ROW' POLICY AGAINST INSIDER TRADING	13
	D.	SUPERVISORY PROCEDURES OF THE CHIEF COMPLIANCE OFFICER	15
	E.	"WALL CROSSING" PROCEDURES	15
	F.	MARKET RUMORS POLICIES AND PROCEDURES	16
	G.	INSIDE INFORMATION PRACTICAL REVIEW	18

I.          PERSONAL TRADING BY ROW AND ITS PERSONNEL

A.           INTRODUCTION

High ethical standards are essential for the success of ROW Asset Management, LLC ("ROW") and to maintain the confidence of its clients. ROW is of the view that the long-term business interests are best served by adherence to the principle that the Clients' interests come first. ROW has a fiduciary duty to the Clients it manages, which requires individuals associated with ROW to act solely for the benefit of the Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of ROW's fiduciary obligations to the Clients and ROW's desire to maintain its high ethical standards, ROW has adopted this Code of Ethics (the "Code") containing provisions designed to seek to: (i) prevent improper personal trading by Supervised Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by ROW or securities holdings of the Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Clients.

ROW's goal is to allow its Supervised Persons to engage in certain personal securities transactions while protecting the Clients, ROW and its Supervised Persons. It should be noted that Supervised Persons are required to obtain pre-clearance from the Chief Compliance Officer prior to engaging in certain Reportable Securities and are prohibited from trading in Prohibited Securities (as defined below). By implementing this restriction while allowing personal trading, ROW believes that its Clients, ROW and its Supervised Persons are preventing the appearance of actual or potential conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code is designed to address those circumstances where such risks are likely to arise.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment for all Supervised Persons of ROW. If there is any doubt as to the propriety of any activity, Supervised Persons should consult with the Chief Compliance Officer, who may consult with and rely upon the advice of ROW's outside legal counsel or outside compliance consultants.

All Supervised Persons are required to acknowledge, in writing, that they have read and understand this Code of Ethics by providing the Chief Compliance Officer with an executed form of the acknowledgment through Compliance ELF Supervised Persons will be requested to execute an acknowledgment on an annual basis and/or when material changes are made to the Code of Ethics.

Any defined term used but not defined herein shall have the meaning ascribed to it in the Manual. For the avoidance of doubt, and as stated in the Manual, all references to the responsibilities of the Chief Compliance Officer under the Manual and this Code include persons to whom the Chief Compliance Officer has designated his or her responsibilities to, including but not limited to the, Supervised Persons of ROW and third party compliance consultants (as applicable).

B.           APPLICABILITY OF CODE OF ETHICS

This Code is applicable to all Supervised Persons of ROW. As of the date of this Code, all employees of ROW are deemed Supervised Persons and Supervised Persons of ROW (although it is possible that non-employees could be deemed Supervised Persons and/or Supervised Persons of ROW).

(1)          Personal Accounts of Supervised Persons

This Code applies to all Personal Accounts of all Supervised Persons where Reportable Securities (as defined below) are held.

As stated in the Manual, a Personal Account is defined as an account maintained by or for:

•The Supervised Person;

•Supervised Person's spouse, domestic partner, (other than a legally separated or divorced spouse of the Supervised Person) and minor children;

•Any individuals who live in the Supervised Person's household and over whose purchases, sales, or other trading activities the Supervised Person exercises control or investment discretion;

•Any persons to whom the Supervised Person provides primary financial support, and either (i) whose financial affairs the Supervised Person controls, or (ii) for whom the Supervised Person provides discretionary advisory services;

•Any trust or other arrangement which names the Supervised Person as a beneficiary; and

•Any partnership, corporation, or other entity of which the Supervised Person is a director, officer or partner or in which the Supervised Person has a 25% or greater beneficial interest, or in which the Supervised Person owns a controlling interest or exercises effective control.

Upon receipt of this Manual and Code of Ethics, each Supervised Person will be required to provide a comprehensive list of all Personal Accounts to ROW's Chief Compliance Officer which is completed through Compliance ELF.

(2)          Supervised Person as Trustee

A Personal Account does not include any account for which an Supervised Person serves as trustee of a trust for the benefit of (i) a person to whom the Supervised Person does not provide primary financial support, or (ii) an independent third party.

•Personal Accounts of Other Supervised Persons. A Personal Account of a Supervised Person that is managed by another Supervised Person is considered to be a Personal Account only of the Supervised Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Supervised Person managing the Personal Account.

•Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his or her duties on behalf of ROW, (i) makes or participates in the making of investment recommendations for the Clients, or (ii) obtains information on recommended investments for the Clients.

•Client Accounts. A client account includes any account managed by ROW which is not a Personal Account.

(3)          Definition of Reportable Security

For purposes of this Code, a "Reportable Security" is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

(a) Direct obligations of the Government of the United States;

(b) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(c) Shares issued by money market funds;

(d) Shares issued by registered open-end funds other than funds advised by ROW or funds whose adviser or principal underwriter controls, is controlled by, or is under common control with ROW;

(e) Shares issued by unit investment trusts that are invested exclusively in one or more registered open- end funds other than funds advised by ROW or whose adviser or principal underwriter controls, is controlled by, or is under common control with ROW l.

For the avoidance of doubt, Supervised Persons should note that shares issued by exchange-traded funds ("ETFs") are considered Reportable Securities, regardless of whether the ETF tracks a broad-based market index, and regardless of whether the ETF is open-end or closed-end.

C.          RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

(1)          General

It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Supervised Persons may be effected only in accordance with the provisions of this Code of Ethics.

(2)          Prohibited Securities and Holdings and Restricted List

Prohibited Securities: Supervised Persons are generally prohibited from trading in: futures; commodity interests; or currencies ("Prohibited Securities") in a Personal Account. However, if upon hire a Supervised Person holds any Prohibited Securities ("Legacy Positions"), the Supervised Person may retain them indefinitely or, close out such Legacy Positions, subject to preapproval by the Chief Compliance Officer. Supervised Persons may not make new investments in such Prohibited Securities while they are a Supervised Person of ROW

Holdings of the Clients: ROW will maintain records of the securities held by the Clients. If a Supervised Person seeks to sell a Legacy Position, the Chief Compliance Officer will review the current and recent past Client holdings to ensure that there are no apparent or potential conflicts of interest.

Restricted List: Issuers on the "Restricted List" will include the issuers of securities about which ROW has come into contact with material non-public information, although it should be noted that the Chief Compliance Officer has the discretion to add any other issuers to the Restricted List (including issuers of securities that the Funds may hold in the future) as the Chief Compliance Officer deems appropriate. It should be noted that as a general rule, whenever an issuer's security is on the Restricted List, all securities of such issuer should be considered and treated as being on the Restricted List (including common stock, preferred stock, convertible debt, debt and options).

(3)          Pre-clearance of Transactions in Personal Account:

A Supervised Person must obtain prior written approval of the Chief Compliance Officer before engaging in the following transactions:

(i) Direct or indirect purchase or sale of Beneficial Ownership in a security in an initial public offering (IPO);

(ii) Direct or indirect purchase or sale of Beneficial Ownership in a security in a limited offering, which includes but is not limited to, U.S. and offshore hedge funds, private equity funds and venture capital funds (including, for the avoidance of doubt, any funds managed by ROW);

(iii) The sale of Legacy Investments (as described above); and

(iv) Direct or indirect purchase of any single name security.

(v) Each Supervised Person will be required to represent that he or she does not know of any pending trades or know that an investment recommendation will be made by ROW with respect to a Reportable Security for which the Supervised Person is submitting a Pre-Clearance request.

The Chief Compliance Officer will determine whether approval should be given.

For the avoidance of doubt, transactions in ETF's need not be pre-cleared. However all transactions in ETF's (and other non-prohibited Reportable Securities) must be reported pursuant to the reporting guidelines below.

A request for pre-clearance must be made by completing and submitting the Pre-Clearance Form through Compliance ELF in advance of the contemplated transaction in the Reportable Security(ies). All approved trades in single name securities must be executed no later than 5:00pm EST on the business day following the date that the preclearance is granted and no later than 30 days for transactions in limited offerings following the date that the preclearance is granted, subject to waiver by the Chief Compliance Officer.

EVEN IF APPROVAL IS OBTAINED SUPERVISED PERSONS MUST NOT BUY OR SELL, OR RECOMMEND THAT OTHERS BUY OR SELL, SECURITIES OF AN ISSUER ABOUT WHICH THE SUPERVISED PERSON HAS MATERIAL NON-PUBLIC INFORMATION,

(4)          Exceptions to Pre-Clearance Requirements

•Any transactions in Personal Accounts where the Supervised Person has no direct or indirect influence or control;

•Certain family or blind trusts;

•Transactions pursuant to automatic reinvestment plans, e.g., dividend reinvestment plans;

•Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities;

•Options exercised against the Supervised Person who has written the options; and

•Any transactions in non-Reportable Securities.

(5)          Holding Period

To the extent that a Supervised Person was granted approval from the Chief Compliance Officer to purchase a particular Reportable Security, such Supervised Person must generally hold the Reportable Security for 90 calendar days before selling such Reportable Security, subject to the approval of the Chief Compliance Officer. However, it should be noted that, from time to time, certain exceptions to the 90 calendar day holding period may be granted for Supervised Persons, subject to the approval of the Chief Compliance Officer. Prior to granting an exception, the Chief Compliance Officer will review the trade to determine whether it presents a conflict of interest for any Client and will deny the application if a conflict of interest is present. In making such a determination, the Chief Compliance Officer may consult with and rely upon the advice of ROW's outside compliance consultants and/or outside legal counsel.

D.          REPORTING REQUIREMENTS

All Supervised Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section E below) the following reports:

(1)          List of Personal Accounts

Supervised Persons are required to provide the Chief Compliance Officer with a list of Personal Accounts when submitting their Initial Holdings Report which must be accomplished via ComplianceELF. Supervised Persons must update this list on a quarterly basis thereafter as well as for any new Personal Accounts the Supervised Person obtains during the year. For each Personal Account, the Supervised Person must disclose the following information:

•Brokerage account name (and each bank account used which is substantially the same as a brokerage account);

•Account number; and

•Name of each firm through which securities transactions are directed with respect to all accounts in which the Supervised Person may have Beneficial Ownership.

•Supervised Persons should disclose such information via Compliance ELF.

(2)          Initial Holdings Reports

Supervised Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Supervised Person (it is noted that Supervised Persons that started prior to adoption of this Manual will be deemed to have become Supervised Persons on the date of the adoption of this Manual) that meets the following requirements:

•Must disclose all of the Supervised Person's current securities holdings with the following content for each Reportable Security in which the Supervised Person has any direct or indirect Beneficial Ownership:

(i) title and type of security and, as applicable, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security.

•Must disclose the name of any broker, dealer or bank with which the Supervised Person maintains a Personal Account.

•Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

•The date upon which the report was submitted.

New Supervised Persons will receive an electronic request to perform this task via ComplianceELF. It is each Supervised Person's obligation to ensure that all filings are complete and accurate. Annual Holdings Reports

Subject to the applicable provisions of Section E below, Supervised Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12 month period (the "Annual Holdings Certification Date"). For purposes of this Code, the Annual Holdings Certification Date is August 1 of each year. From a content perspective, such Annual Holdings Reports must comply with the requirements of Personal Accounts and Initial Holdings Reports contained in (1) and (2) above. In particular, it should be noted that Supervised Persons will need to provide their current holdings in any limited offerings (i.e. private placements, private equity interests, hedge fund interests, restricted stock, etc.) as part of their Annual Holdings Report. Supervised Persons should submit their Annual Holdings Reports utilizing ComplianceELF. The details of the report may be substantially or completely populated by ComplianceELF, but it is each Supervised Person's obligation to ensure that all filings are complete and accurate

Subject to the applicable provisions of Section E below, Supervised Persons must also provide Quarterly Transaction Reports for each transaction in a Reportable Security in which the Supervised Person has any direct or indirect Beneficial Ownership. Such Quarterly Transaction Reports must meet the following requirements:

•Content Requirements - Quarterly Transaction Report must include the following information about each transaction involving a Reportable Security:

○date of transaction;

○title of Reportable Security;

○ticker symbol or CUSIP number of Reportable Security (as applicable);

○interest rate and maturity rate (if applicable);

○number of shares (if applicable);

○principal amount of Reportable Security (if applicable);

○nature of transaction (i.e., purchase or sale);

○price of Reportable Security at which the transaction was effected;

○the name of broker, dealer or bank through which the transaction was effected; and

○date upon which the Supervised Person submitted the report.

•Timing Requirements - Subject to Section E below, Supervised Persons must submit a Quarterly Transaction Report no later than 30 days after the end of each quarter.

•ROW receives electronic feeds of a Supervised Peron's security holdings and trading activity through ComplianceELF. However, for any Personal Accounts which are not automatically populated into ComplianceELF (i.e. certain limited offerings), Supervised Persons must ensure that such information is reported in their quarterly transaction information. In particular, each quarter, ComplianceELF will send each Supervised Person a reminder to complete and submit their quarterly transaction report. The details of the report may be substantially or completely populated by ComplianceELF, but it is each Supervised Person's obligation to ensure that all filings are complete and accurate. In addition, Supervised Persons will be required to detail all required information pertaining to any transactions in limited offerings (i.e. hedge fund investments, private equity, etc.). To the extent a Supervised Persons has not transacted in any Reportable Securities and/or limited offerings over the prior quarter, he or she will need to affirmatively represent that there have been no transactions in Reportable Securities and or limited offerings.

These Quarterly Transaction Reports must be submitted through Compliance ELF.

E.          EXCEPTIONS FROM REPORTING REQUIREMENTS/ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section E sets forth exceptions from the reporting requirements of Section D of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section E. Accordingly, the following transactions will be exempt only from the reporting requirements of Section D:

•No Initial Holdings Report, Annual Holdings Report or Quarterly Transaction Report is required to be filed by an Supervised Person with respect to securities held in any Personal Account over which the Supervised Person has (or had) no direct or indirect influence or control;

•Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan, e.g., dividend reinvestment plans (although holdings need to be included on Initial and Annual Holdings Reports);

•Quarterly Transaction Reports are not required to be submitted with respect to purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities (although holdings need to be included on Initial and Annual Holdings Reports);

•Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements (whether in hard copy or electronic) that a Supervised Person has already provided to the Chief Compliance Officer; provided, that such broker trade confirm or account statements are provided to the Chief Compliance Officer within 30 days of the end of the applicable calendar quarter. This paragraph has no effect on a Supervised Person's responsibility related to the submission of Initial and Annual Holdings Reports.

F.          PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/ INVESTMENT RECOMMENDATIONS

In addition to other provisions of the Code and the Manual (including the Insider Trading Procedures herein), Supervised Persons should note that ROW has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) the Funds. As such, Supervised Persons generally should not share such information outside of ROW. Notwithstanding the foregoing, Supervised Persons and ROW may provide such information to persons or entities providing services to ROW or the Funds where such information is required to effectively provide the services in question. Examples of such persons or entities are:

•brokers;

•accountants or accounting support service firms;

•custodians;

•transfer agents;

•bankers; and

•lawyers.

The business of ROW brings Supervised Persons into Contact with information about companies and investment opportunities. This information covers a spectrum running from publicly-available information to confidential information. The standards of conduct with respect to confidential information come from rules of good business practice, applicable securities laws and ethical standards to which ROW must adhere. While legal standards may change, the ethical standard is a constant. Thus, compliance with the standards of conduct in this area requires a basic level of individual integrity as well as an adherence to the policies and procedures identified below.

Underlying these policies and procedures are two primary principals. First, confidential information must be maintained in confidence. Second, employees of ROW who possess non-public information, whether or not it is material, must not trade in the securities affected by such information and must not disclose such information to anyone who does not have a legitimate need to know. Supervised Persons are subject to the detailed procedures and restrictions set forth in ROW's Insider trading Policies and Procedures in Section II below.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by ROW, please see the Chief Compliance Officer, who may consult with and rely upon the advice of ROW's outside compliance consultants and/or outside legal counsel as needed.

G.          OVERSIGHT OF CODE OF ETHICS

(1)          Reporting

Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer.

(2)          Review of Transactions

Each Supervised Person's transactions in his/her Personal Accounts may be reviewed (either by the Chief Compliance Officer or Designated Person) on an as-needed basis and compared to transactions entered into by ROW on behalf of its Clients.

Any transactions that are believed to be a violation of this Code of Ethics should be reported promptly to the Chief Compliance Officer.

(3)          Sanctions

The Chief Compliance Officer, at his or her discretion, will consider reports made pursuant to G(1) above and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, fines, suspension or termination of employment with ROW, or criminal or civil penalties.

H.          COMPLIANCE WITH FEDERAL SECURITIES LAW

All Supervised Persons are required to comply with applicable Federal securities laws. Failure to adhere to Federal securities laws could expose a Supervised Person to sanctions imposed by ROW, the SEC or law enforcement officials. These sanctions may include, among others, disgorgement of profits, suspension or termination of employment by ROW, or criminal or civil penalties. If there is any doubt as to whether a Federal securities law applies, Supervised Persons should consult the Chief Compliance Officer, who may consult with and rely upon the advice of ROW's outside compliance consultants and/or outside legal counsel.

I.          CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

II.          INSIDER TRADING POLICIES & PROCEDURES

A.          INTRODUCTION

ROW has designed written policies and procedures to reasonably enforce and prevent misuse of material, non- public information. ROW's policies with respect to insider trading are set forth below.

B.          POLICY STATEMENT ON INSIDER TRADING

ROW forbids any Supervised Person from trading, either personally or on behalf of others, including Funds, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." ROW's policy applies to every Supervised Person and extends to activities within and outside their duties at ROW's principal office. Every Supervised Person must read and retain this policy statement. Any questions regarding this policy statement should be referred to the Chief Compliance Officer, who is responsible for monitoring this policy statement and the procedures established therein.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer (including Exchange Act Rule 10b-5) to the use of material non-public information to trade in securities (whether or not one is an "insider") or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•trading by an insider, while in possession of material non-public information; or

•trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

•communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any Supervised Person has any questions they should consult the Chief Compliance Officer.

(1)          Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, ROW may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed non- public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

(2)          What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. "Material information" generally is defined as (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, (ii) information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of a company's securities, or (iii) information that could cause insiders to change their trading patterns.

Information that Supervised Persons should consider material includes, but is not limited to:

•dividend changes or changes in dividend policies;

•the likelihood of a tender offer;

•earnings estimates (or results);

•changes in previously released earnings estimates;

•significant merger or acquisition proposals or agreements;

•major litigation;

•liquidity problems;

•significant new products, services or contracts; and

•extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v.U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

(3)          What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. In addition, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information came from a corporate insider or is otherwise confidential.

The Chief Compliance Officer, in consultation with outside counsel as deemed necessary, in his or her reasonable discretion will make any determination regarding whether information is considered public. No inside information in the possession of any Supervised Person of ROW will be deemed to have become public prior to the Chief Compliance Officer's determination.

(4)          What is a Duty of Trust or Confidence?

Exchange Act Rule 10b5-2 sets forth a non-exclusive list of three situations in which a person has a duty of trust or confidence deriving from a personal or family relationship for purposes of the "misappropriation" theory of insider trading liability (see below). The three listed situations in which a person receives material non-public information in violation of a duty of trust or confidence are:

•whenever a person agrees to maintain information in confidence;

•when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain the confidentiality of the information (this is a facts and circumstances test based on the expectation of the parties in light of their overall relationship); and

•when a person receives or obtains material non-public information from certain enumerated close family members: spouses, parents, children, and siblings.

Employees of ROW should be aware of the fact that this list in non-exclusive. In other words there are many other types of relationships, business and other, from which a duty of trust or confidence may be inferred. When a person reveals material non-public information received as a result of a relationship that gives rise to a duty of trust or confidence, that person violates that duty and the revealed information may be deemed to have been "misappropriated" for purposes of the misappropriation theory of insider trading liability.

(5)          Basis for Liability

•Fiduciary Duty Theory

The Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants); or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his or her fiduciary duty to the company's shareholders.

However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

•Misappropriation Theory

Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra the Court found that a columnist defrauded the Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory could be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

(6)          Penalties for Insider Trading

Any violation of this policy statement can be expected to result in serious sanctions by ROW, including dismissal of the persons involved.

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•civil injunctions;

•treble damages;

•disgorgement of profits;

•jail sentences;

•fines for the person who committed the violation of up to three times the profit gain or loss avoided, whether or not the person actually benefited; and

•fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

C.          PROCEDURES TO IMPLEMENT ROW' S POLICY AGAINST INSIDER TRADING

The following procedures have been established to aid Supervised Persons in avoiding insider trading, and to aid ROW in preventing, detecting and imposing sanctions against insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer. Please also refer to the Inside Information Practical Review in Section G below.

(1)          Identifying Insider Information

•Before engaging in personal trading and trading for Funds in the securities of a company about which you may have potential inside information, the following questions should be asked:

(i) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information which could cause investors to change their trading habits?

(ii) Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal or other publications of general circulation?

(iii) If, after consideration of (i) and (ii) above, there is a possibility that the information could be material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:

(1) The matter should be reported immediately to the Chief Compliance Officer.

(2) The securities should not be purchased personally or on behalf of a Fund.

(3) The information should not be communicated inside or outside ROW, other than to the Chief Compliance Officer.

(4) After the Chief Compliance Officer has reviewed the issue or consulted with counsel (as appropriate), the prohibitions against trading and communication will be continued, or trading and communication of the information will be permitted.

(2)          Monitoring of Personal Securities Trading and Front Running

All Supervised Persons are subject to strict reporting and pre-clearance requirements with respect to personal securities transactions.

It should be noted that to the extent the Chief Compliance Officer reasonably believes that a member of the investment team has been exposed to "inside information" with respect to a particular security, the issuer of such security will be put on the Restricted List and no Supervised Person should trade in such security either on behalf of the Funds or in his or her own personal account.

Misappropriation of confidential information includes "front-running" a trade or investment made by ROW on behalf of a Client account. "Front-running" is taking a long or short position with knowledge that such position or a similar position will soon be taken by ROW on behalf of a Client account. The effect of such transaction is to take advantage of material non-public information that can reasonably be expected to have an immediate and favorable impact on the front-running transaction and may be the misuse of inside information. In addition, front-running may have the effect of increasing the cost, or decreasing the selling price, of the position to the Client account, and thus constitutes a conflict of interest and is prohibited. Any Supervised Person who violates ROW's policy on insider trading or front-running will be subject to immediate disciplinary action, including the possibility of suspension or discharge from ROW.

The Chief Compliance Officer will periodically review the trading activities of all Supervised Persons, including any proprietary or discretionary accounts held by such persons against: (i) the Restricted List for any potential misuse of material, non-public information and (ii) the Holdings List to detect any potential front-running. All insider trading and front-running monitoring activities will be properly documented for ROW's compliance files.

(3)          Restricting Access to Material Non-Public Information

If a Supervised Person is in possession of information that he or she has identified as material and non- public such information may not be communicated to anyone, including persons within ROW, except as provided in the Insider Trading Policies and Procedures. ROW is establishing this policy to help avoid conflicts, appearances of impropriety, and the misuse of confidential, proprietary information. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

(4)          Resolving Issues Concerning Insider Trading

If after consideration of the items set forth in the Insider Trading Policies and Procedures, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

(5)          Restricted List

Employees are prohibited from trading or recommending a trade on the basis of material, non-public information. As noted above, ROW has implemented and maintains a "Restricted List" of issuers about which ROW or an Supervised Person has (or may be deemed to have) material, non-public information. The Restricted List will include issuers of securities about which a ROW Supervised Person has come into contact with material non-public information in the context of his or her current employment at ROW, as well as in connection with such Supervised Person's previous employment. Prior to the commencement of the employment of a new Supervised Person at ROW, the Chief Compliance Officer will discuss with the prospective Supervised Person whether the Supervised Person might have previously come into contact with material non-public information regarding an issuer and will determine, in consultation with outside counsel and/or third party compliance consultants as deemed necessary, whether such issuer should be added to the Restricted List.

Issuers and securities may be placed on the Restricted List for a variety of reasons, including:

•Receipt of material non-public information. If the Chief Compliance Officer has determined that information received by ROW, a Supervised Person or agent constitutes material non- public information, the Chief Compliance Officer will prohibit trading in the issuer as described above. Such issuers will be placed on the Restricted List and may be removed if the Chief Compliance Officer determines that a "cleansing event" has occurred (e.g., the information becomes public, such as through a public filing).

•Private Equity and Confidentiality Agreements. Although not expected, ROW may sign confidentiality agreements with a public issuer and therefore learn material non-public information. At such time, the issuer will be placed on the Restricted List and trading in such issuer will be prohibited until the issuer is removed from the Restricted List (as indicated above, removal will occur when the Chief Compliance Officer determines that a "cleansing event" has occurred).

•Service on a Board of Directors. If an Supervised Person serves on the board of directors of a public company or serves as an executive officer of such a company, that company will be placed on the Restricted List and will remain on the Restricted List until the director or officer ceases to be a director or officer, as the case may be, and a sufficient time has elapsed (as determined by the Chief Compliance Officer). Transactions in a company on the Restricted

List for this reason will be prohibited unless the Chief Compliance Officer grants prior written approval to do so. The Chief Compliance Officer will only grant such approval in cases where it is determined that that neither ROW nor any Supervised Person is in possession of material non-public information at the time of the transaction.

The Restricted List is confidential. Accordingly, Supervised Persons are not permitted to disclose that an issuer or security is on the Restricted List to any third party. In addition, the details regarding why an issuer was added to or removed from the Restricted List will not be disclosed to any Supervised Person who does not have a "need to know" such information.

D.          SUPERVISORY PROCEDURES OF THE CHIEF COMPLIANCE OFFICER

The role of the Chief Compliance Officer is critical to the implementation and maintenance of ROW's policies and procedures against insider trading. Supervisory procedures can be divided into two classifications: prevention of insider trading and detection of insider trading.

(1)          Prevention of Insider Trading.

•To help prevent insider trading, the Chief Compliance Officer will:

•familiarize all new Supervised Persons with ROW's policies and procedures;

•answer questions regarding ROW's policies and procedures;

•resolve issues of whether information received by a Supervised Person is material and nonpublic (if necessary contact ROW's outside counsel for guidance);

•review at least annually, and update as necessary, ROW's policies and procedures;

•when it has been determined that a Supervised Person possesses material nonpublic information, implement measures to prevent dissemination of such information and, if necessary, restrict Supervised Person from trading in the affected securities;

•ensure that all service contracts with any solicitor, broker dealer, and/or third party service providers are reviewed and approved in writing (which includes email) by the Chief Compliance Officer; and

•promptly review each request by a Supervised Person for clearance to trade in specified equity securities or corporate debt securities.

(2)          Detection of Insider Trading.

To help detect insider trading (and to monitor against front-running), the Chief Compliance Officer will:

•review all brokerage statements submitted with respect to each Supervised Person;

•review the trading activity of the Funds; and

•compare such statements with such activity reports to determine the existence (or absence) of any suspicious personal trading patterns.

E.          "WALL CROSSING" PROCEDURES

ROW has designed written procedures to address the specific situation where ROW voluntarily and knowingly agrees to receive material non-public information, or "cross the wall", with respect to a particular company. ROW's procedures with respect to "wall crossing" are set forth below.

If an Supervised Person receives a call from an investment bank or other third party inquiring as to whether ROW would like to be "wall crossed" on a certain security (i.e., receive material non-public info about the security), the following steps should be taken:

•The call should be directed to one of the Portfolio Managers.

•A Portfolio Manager may listen to a general "scripted" overview of the information that does not disclose the name of the issuer or any other material non-public information.

•The Portfolio Manager should immediately contact the Chief Compliance Officer to discuss whether ROW can cross the wall in that situation.

•If the Chief Compliance Officer decides to cross the wall and receive material non-public information regarding an issuer, the Chief Compliance Officer must add the name of the issuer to the Restricted List.

•The Chief Compliance Officer will put the issuer on the Restricted List and no Supervised Person may trade in such security either on behalf of the Funds or in his or her own personal account.

•The Chief Compliance Officer will determine (upon consultation with outside counsel and/or ROW's outside compliance consultants, to the extent the Chief Compliance Officer deems necessary) whether an issuer may be removed from the Restricted List.

•The Chief Compliance Officer will maintain a file containing the name of each issuer that is currently or previously was on ROW's Restricted List as well as the date and the reason why the issuer was added to the Restricted List. If an issuer is later removed from the Restricted List, the Chief Compliance Officer will document the date and the reason why the issuer was removed from the Restricted List.

F.          MARKET RUMORS POLICIES AND PROCEDURES

ROW has designed written policies and procedures to reasonably seek to prevent market manipulation by the spreading of false market rumors, broadly defined as rumors about a security that are of a sensational character which might reasonably be expected to affect market conditions of the security on the relevant exchange or listing market. ROW's policies with respect to market rumors are set forth below.

(1)          Policy Statement on Market Rumors

ROW forbids any Supervised Person from circulating in any manner market rumors of a sensational character which might reasonably be expected to affect market conditions on the relevant exchange or trading market. In particular but without limitation to the foregoing, Supervised Persons are prohibited from knowingly and intentionally manipulating the prices of securities through the manufacturing, spreading or communication of false or misleading rumors to others and subsequently trading (including short selling), either personally or on behalf of others, including Funds, on such false rumors in violation of the law. ROW's policy applies to every Supervised Person and extends to activities within and outside their duties at ROW's principal office. Every Supervised Person must read and retain this policy statement.

While there are clear anti-fraud and anti-manipulation rules in place that prohibit market manipulation by knowingly spreading false rumors (i.e., Section 17(a) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 9(a)(4) of the Exchange Act), the SEC never brought an enforcement action of its kind until 2008 in SEC v. Paul Berliner, No. 08-3859 (S.D.N.Y. April 24, 2008).

In SEC v. Paul Berliner, the SEC filed a settled civil action in the U.S. District Court for the Southern District of New York, claiming that the defendant Paul Berliner, a Wall Street trader, drafted and intentionally disseminated a false rumor via instant messages to numerous individuals, including traders, brokerage firms and hedge funds stating that a particular target company's board of directors was meeting to consider a revised proposal to be acquired at a significantly lower price per share than what was originally agreed to with the acquiring company. The false rumor rapidly spread across Wall Street and even various news services quickly picked up the "story". This immediately caused the price of the target company stock to plummet. Even though the target company issued a press release announcing that the rumor was false which resulted in the stock price recovering by the close of trading that day, Berliner had already profited on the false rumor by short selling the target company's stock and covering those sales as the false rumor caused the price of the security to fall. Berliner settled the case, agreeing to the following:

•Permanent injunction from violating anti-fraud and anti-manipulation provisions of the federal securities laws;

•Disgorgement of $26,129 in illicit trading profits and pre-judgment interest;

•Pay a third-tier civil penalty of $130,000; and

•Barred from association with any broker or dealer.

If, after reviewing this policy statement, any Supervised Person has any questions they should consult the Chief Compliance Officer.

(2)          Procedures to Implement ROW's Policy Against False Market Rumors

The following controls and procedures have been established to reasonably assist Supervised Persons in preventing the spread of false information intended to affect securities prices, as well as other potentially manipulative conduct. Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

•Anti-Fraud Restriction - Supervised Persons are absolutely prohibited from intentionally manufacturing, circulating or disseminating in any manner to fellow Supervised Persons or outside third-parties false market rumors, i.e. rumors of a sensational character which might reasonably be expected to affect market conditions on the relevant exchange or listing market. This restriction includes:

(i) information that may be accurate but for the omission of material facts or the inclusion of statements which, in light of the circumstances they are made, are misleading; and

(ii) information the Supervised Person knows or had reasonable ground to believe is false and misleading.

Discussion of unsubstantiated information published or broadcast by a widely circulated public media is not prohibited provided that its source and unsubstantiated nature are also disclosed.

•In the event an Supervised Person believes or has reason to believe he/she has received or has been privy to a false market rumor (i.e., any rumor or unsubstantiated information which might have been originated or circulated for the purpose of influencing prices in securities) or if, after consideration of the above, there are still questions as to whether information received is, in fact, a false market rumor, the following steps should be taken:

(i) The matter should be reported immediately to the Chief Compliance Officer.

(ii) The Chief Compliance Officer will review the issue and will determine what, if any, further action should be taken (including whether to put the company at issue on the Restricted List). In so doing, the Chief Compliance Officer, in his or her reasonable discretion, may consult with other ROW personnel, as well as with ROW's legal counsel and/or third party compliance consultants.

(iii) The information should not be communicated or forwarded to anyone inside or outside ROW, other than to the Chief Compliance Officer. Care should be taken so that such information is secure and not forwarded or distributed to outside third parties. For example, files containing the false market rumor should be sealed; access to emails or instant messages containing false market rumors should be restricted.

G.          INSIDE INFORMATION PRACTICAL REVIEW

The following are general informational materials that may be reviewed by ROW or its Supervised Persons. It is NOT meant to be a formal checklist to be completed by ROW.

(1)                   Is the information material? There is no simple definition. Information is material if "there is a substantial likelihood that a reasonable shareholder would consider it important" in making an investment decision OR information that is reasonably certain to have a substantial effect on the price of a company's securities. While it is not possible to create an exhaustive list, the following items are some types of information or events that should be reviewed carefully to determine whether they are material1:

•Earnings information;

•Mergers, acquisitions, tender offers, joint ventures, or changes in assets;

•New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);

•Changes in control or in management;

•Change in auditors or auditor notification that the issuer may no longer rely on an auditor's audit report;

•Significant litigation;

•Events regarding the issuer's securities -- e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities; and

•Bankruptcies or receiverships.

(2)          Is the information non-public? Information is nonpublic if it has not been disseminated in a manner making it available to investors generally. As a rule of thumb, information is non-public until it has been effectively communicated to the market place as a whole (i.e., SEC filings, WSJ, publications of general circulation).

(3)          Use of Third-Party Research Consultants/Expert Networks. One area of growing concern among regulators is the use of third-party research consultants. Please see Appendix K for more detail on this policy.

(4)          Conversations with Management Personnel. ROW has adopted policies and procedures regarding ROW Supervised Persons' conversations with management personnel (the "Management Personnel") of:

•private(ly held equity) companies, and

•small public companies (under $350mm equity market cap).

•ROW Supervised Persons must be cognizant of whether the representative is in a position to pass along material, non-public information, and should emphasize to such persons that ROW has strict insider trading policies and guidelines and should in no way be a recipient of actual or potential non-public, inside information.

_____________________

1 By including this list, we do not mean to imply that each of these items is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material.